Exhibit 10.9 to the Registration Statement
Agreement No. 07-M0001
CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY ASTERISKS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.
EXCLUSIVE LICENSE AGREEMENT
     This Agreement is made effective the 15th day of October, 2007, by and between Marshfield Clinic (hereinafter called "MARSHFIELD CLINIC”), a nonstock, nonprofit Wisconsin corporation, and Osmetech Molecular Diagnostics (hereinafter called “Licensee”), a corporation organized and existing under the laws of Delaware;
     WHEREAS, MARSHFIELD CLINIC owns certain intellectual property rights to the inventions described in the “Licensed Patents” defined below, and MARSHFIELD CLINIC is willing to grant a license to Licensee under any one or all of the Licensed Patents and Licensee desires a license under all of them;
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the parties covenant and agree as follows:
     Section 1. Definitions.
     For the purpose of this Agreement, the Appendix A definitions shall apply.
     Section 2. Grant.
          A. License and Option.
               (i) MARSHFIELD CLINIC hereby grants to Licensee under the Licensed Patents an exclusive license to make, use and sell Products in the Licensed Field and Licensed Territory.
               (ii) MARSHFIELD CLINIC grants to Licensee an exclusive option to license any warfarin molecular markers identified by inventors of MARSHFIELD CLINIC and solely owned by MARSHFIELD CLINIC that are identified before January 1, 2011. MARSHFIELD CLINIC also grants a non-exclusive option to non-exclusively license warfarin molecular markers jointly owned by MARSHFIELD CLINIC, provided MARSHFIELD CLINIC is not restricted from doing so by agreement with joint owner. Such offer is conditional on Licensee’s satisfactory progress towards market launch of Licensed Products, including receiving FDA approval (Appendix E), as determined by MARSHFIELD CLINIC. MARSHFIELD CLINIC shall notify Licensee in writing of any such markers in a timely manner, after such markers are disclosed by the inventors to MARSHFIELD CLINIC. Upon receipt of notification, Licensee shall have thirty (30) days to provide written notice to MARSHFIELD CLINIC that Licensee desires to exercise such option. Upon MARSHFIELD CLINIC’s receipt of such notice, MARSHFIELD CLINIC and Licensee shall enter into good faith negotiations regarding the terms of a license agreement and shall have ninety (90) days from the date of notice to negotiate such a license. If MARSHFIELD CLINIC and Licensee fail to enter a license within such time period, the option granted shall terminate, unless extended by a written agreement signed by both parties, but only with respect to the specific warfarin molecular marker disclosed.
               (iii) In consideration of establishing a long-term collaboration, Licensee agrees to place an Osmetech eSensor XT-8 instrument at MARSHFIELD CLINIC and provide necessary training on or before March 31, 2008. The Licensee retains all rights to the equipment and may terminate the arrangement after a six (6) month advance notice.
          B. Sublicenses.
               (i) Licensee may grant written, nonexclusive sublicenses to third parties. Any agreement granting a sublicense shall state that the sublicense is subject to the termination of this Agreement. Licensee shall have the same responsibility for the activities of any sublicensee as if the activities were directly those of Licensee. Licensee shall provide MARSHFIELD CLINIC with the name, contact information and address of each sublicensee, as well as information regarding the number of full-time employees of any such sublicensee to allow MARSHFIELD CLINIC to determine whether it can maintain its small entity filing status for patent prosecution and maintenance purposes.
               (ii) With respect to sublicenses granted by Licensee under this Section 2B, Licensee shall pay to MARSHFIELD CLINIC an amount equal to what Licensee would have been required to pay to MARSHFIELD CLINIC had Licensee sold the amount of Products sold by such sublicensee. In addition, Licensee shall pay to MARSHFIELD CLINIC * (*%) of all upfronts, milestone payments, penalties, or other payments in consideration of the sublicense, exclusive of royalties owed. Licensee shall not receive from its sublicensees anything of value in lieu of cash payments in consideration for any sublicense granted under this Agreement without the express prior written consent of MARSHFIELD CLINIC.
          C. Reservation of Rights.
     MARSHFIELD CLINIC hereby reserves the right to grant non-profit research institutions and governmental agencies non-exclusive licenses to practice and use the inventions of the Licensed Patents for Non-Commercial Research Purposes. Marshfield Clinic and the inventors of the Licensed Patents shall have the right to publish any information included in the Licensed Patents.
          D. License to MARSHFIELD CLINIC.
               (i) Licensee hereby grants, and shall require its sublicensee(s) to grant, to MARSHFIELD CLINIC a nonexclusive, royalty-free, irrevocable, paid-up license, with the right to grant sublicenses to non-profit research institutions and governmental agencies, to practice and use of the Licensed Patents and “Improvements” for Non-Commercial Research Purposes. “Improvements” shall mean any patented modification of an invention described in the Licensed Patents that (1) would be infringed by the practice of an invention claimed in the Licensed Patents; or (2) if not for the license granted under this Agreement, would infringe one or more claims of the Licensed Patents. Licensee shall provide MARSHFIELD CLINIC with a written, enabling disclosure of each such invention, unambiguously identifying it as an invention governed by this paragraph, within six (6) months of the issuance of a patent thereon.
               (ii) In the event that Licensee and its sublicensee(s) discontinue the use or commercialization of the Licensed Patents or any Improvements provided for under this Agreement, Licensee shall grant, and shall require its sublicensee(s) to grant, to MARSHFIELD CLINIC an option to obtain a nonexclusive, royalty bearing license, with the right to grant sublicenses, to practice and use said Improvements for commercial purposes. Licensee shall provide to MARSHFIELD CLINIC written notice that Licensee and its sublicensee(s) intend to discontinue such use or commercialization immediately upon making such a decision. Marshfield Clinic’s option with respect to each Improvement shall expire sixty (60) days after Marshfield Clinic’s receipt of said written notice from Licensee. The failure of MARSHFIELD CLINIC to timely exercise its option under this paragraph shall be deemed a waiver of Marshfield Clinic’s option, but only with respect to the Improvement so disclosed.
     Section 3. Development.
          A. Licensee shall diligently develop, manufacture, market and sell Products in each Licensed Field and Licensed Territory throughout the term of this Agreement. Such activities shall include, without limitation, those activities listed in the Development Plan attached hereto as Appendix E. Licensee agrees that said Development Plan is reasonable and that it shall take all reasonable steps to meet the development program as set forth therein.
          B. Beginning in calendar year 2008 and until the Date of First Commercial Sale, Licensee shall provide MARSHFIELD CLINIC with a written Development Report summarizing Licensee’s development activities since the last Development Report and any necessary adjustments to the Development Plan. Licensee agrees to provide each Development Report to MARSHFIELD CLINIC on or before thirty (30) days from the end of each semi-annual period ending June 30 and December 31 for which a report is due, and shall set forth in each Development Report sufficient detail to enable MARSHFIELD CLINIC to ascertain Licensee’s progress toward the requirements of the Development Plan. MARSHFIELD CLINIC reserves the right to audit Licensee’s records relating to the development activities required hereunder. Such record keeping and audit procedures shall be subject to the procedures and restrictions set forth in Section 6 for auditing the financial records of Licensee.
          C. Licensee agrees to and warrants that it has, or will obtain, the expertise necessary to independently evaluate the inventions of the Licensed Patents and to develop Products for sale in the commercial market and that it so intends to develop Products for the commercial market. Licensee acknowledges that any failure by Licensee to reasonably implement the Development Plan, or to make timely submission to MARSHFIELD CLINIC of any Development Report, or the providing of any false information to MARSHFIELD CLINIC regarding Licensee’s development activities hereunder, shall be a material breach of this Agreement.

     Section 4. Consideration.
          A. License Fee.
     Licensee agrees to pay to MARSHFIELD CLINIC a one-time upfront license fee of $* US within thirty (30) days of Licensee’s execution of this Agreement
          B. Royalty.
     In addition to the Section 4A license fee, Licensee agrees to pay to MARSHFIELD CLINIC as “earned royalties” a royalty calculated as a percentage of the Selling Price of Products in accordance with the terms and conditions of this Agreement. The royalty is deemed earned as of the earlier of the date the Product is actually sold, leased or otherwise transferred for consideration, the date an invoice is sent by Licensee, or the date a Product is transferred to a third party for any promotional reasons. The royalty shall remain fixed while this Agreement is in effect at a rate of *(*%) of the Selling Price of Products.
          C. Minimum Royalty.
     Licensee further agrees to pay to MARSHFIELD CLINIC a minimum royalty of $* per calendar year or part thereof during which this Agreement is in effect starting in calendar year 2009 against which any earned royalty paid for the same calendar year will be credited provided that MARSHFIELD CLINIC proves clinical utility for its SNP rs2108622 in the gene CYP4F2 through clinical validation studies. Such validation studies are being conducted at MARSHFIELD CLINIC now in partnership with external collaborators. Positive results of such studies will be considered as proof of clinical validation. Unless and until Marshfield Clinic secures such validation, no obligation will exist for Licensee to pay such minimum royalty. The minimum royalty for a given year shall be due at the time payments are due for the calendar quarter ending on December 31. It is understood that the minimum royalties will apply on a calendar year basis, and that sales of Products requiring the payment of earned royalties made during a prior or subsequent calendar year shall have no effect on the annual minimum royalty due MARSHFIELD CLINIC for any other given calendar year.
          D. Patent Fees and Costs.
     MARSHFIELD CLINIC has authorized WiSys Technology Foundation to file, prosecute and maintain patent coverage of the Licensed Patent or patent application on its behalf. Therefore, WiSys Technology Foundation shall be the contact agency for Licensee regarding all matters described in this Section 4D.
                (i) Licensee also agrees to reimburse MARSHFIELD CLINIC for * (*%) of all reasonable costs incurred by MARSHFIELD CLINIC in filing, prosecuting and maintaining the Licensed Patents in US, EU and Japan. All such costs for each Licensed Patent shall come due only after the applicable patent office has issued a notification of allowance (or its equivalent), and shall be paid by Licensee within thirty (30) days of receipt of an invoice from MARSHFIELD CLINIC, or WiSys Technology Foundation, acting on behalf of MARSHFIELD CLINIC.

               (ii) MARSHFIELD CLINIC is not obligated to make or maintain any foreign filing of the Licensed Patents other than agreeing that it shall make and maintain US, EU (7 selected countries in Europe) and Japan filings of the Licensed Patents. If Licensee desires MARSHFIELD CLINIC to make or maintain other foreign filings, Licensee must notify MARSHFIELD CLINIC in writing three (3) months prior to the expiration of the deadline for making such foreign filings, indicating those countries in which Licensee desires MARSHFIELD CLINIC to pursue foreign patent protection. Licensee agrees to pay all reasonable patenting costs for additional countries within thirty (30) days of receiving an invoice from MARSHFIELD CLINIC. Any country for which MARSHFIELD CLINIC files for such patent protection at Licensee’s request shall be included in the Licensed Territory under this Agreement. MARSHFIELD CLINIC reserves the right to file a patent application, at its own expense, in any countries not requested by Licensee pursuant to this Section 4D. Licensee acknowledges that if the United States Government (through any of its agencies or otherwise) has funded research, during the course of or under which any of the inventions of the Licensed Patents were conceived or made, the United States Government is entitled, as a right, under the provisions of 35 U.S.C. § 200-212 and applicable regulations of Chapter 37 of the Code of Federal Regulations, to make and maintain foreign filings in those countries not selected by Licensee and/or MARSHFIELD CLINIC.
               (iii) MARSHFIELD CLINIC will prosecute all national applications it files at Licensee’s request pursuant to this Section 4D until MARSHFIELD CLINIC determines that continued prosecution is unlikely to result in the issuance of a patent in that country. If MARSHFIELD CLINIC decides to abandon prosecution or maintenance of any patent or patent application under the Licensed Patents in a country in which Licensee has requested MARSHFIELD CLINIC to make and maintain such filing, MARSHFIELD CLINIC shall provide Licensee notice of Marshfield Clinic’s intent to abandon such application. In such event, Licensee shall have the right to continue prosecution of said application, at its own expense, on behalf of MARSHFIELD CLINIC and Licensee, to the extent allowed under applicable law.
          E. Accounting; Payments.
               (i) Amounts owing to MARSHFIELD CLINIC under Sections 2B and 4B shall be paid on a quarterly basis, with such amounts due and received by MARSHFIELD CLINIC on or before the thirtieth (30th) day following the end of the calendar quarter ending on March 31, rune 30, September 30 or December 31 in which such amounts were earned. The balance of any amounts which remain unpaid more than thirty (30) days after they are due to MARSHFIELD CLINIC shall accrue interest until paid at the rate*. However, in no event shall this interest provision be construed as a grant of permission for any payment delays.
               (ii) Except as otherwise directed, all amounts owing to MARSHFIELD CLINIC under this Agreement shall be paid in U.S. dollars to MARSHFIELD CLINIC at the address provided in Section 16(a). All royalties owing with respect to Selling Prices stated in currencies other than U.S. dollars shall be converted at the rate shown in the Federal Reserve Noon Valuation — Value of Foreign Currencies on the day preceding the payment. MARSHFIELD CLINIC is exempt from paying income taxes under U.S. law. Therefore, all payments due under this Agreement shall be made without deduction for taxes, assessments, or other charges of any kind which may be imposed on MARSHFIELD CLINIC by any government outside of the United States or any political subdivision of such government with respect to any amounts payable to MARSHFIELD CLINIC pursuant to this Agreement. All such taxes, assessments, or other charges shall be assumed by Licensee.
               (iii) A full accounting showing how any amounts owing to MARSHFIELD CLINIC under Sections 2B and 4B have been calculated shall be submitted to MARSHFIELD CLINIC on the date of each such payment. Such accounting shall be on a per-country and product line, model or trade name basis and shall be summarized on the form shown in Appendix C of this Agreement. In the event no payment is owed to MARSHFIELD CLINIC, a statement setting forth that fact shall be supplied to MARSHFIELD CLINIC.
     Section 5. Certain Warranties.
          A. MARSHFIELD CLINIC warrants that except as otherwise provided under Section 14 of this Agreement with respect to U.S. Government interests, it is the Owner of the Licensed Patents or otherwise has the right to grant the licenses granted to Licensee in this Agreement. However, nothing in this Agreement shall be construed as:
               (i) a warranty or representation by MARSHFIELD CLINIC as to the validity or scope of any of the Licensed Patents;
               (ii) a warranty or representation that anything made, used, sold or otherwise disposed of under the license granted in this Agreement will or will not infringe patents of third parties; or
               (iii) an obligation to furnish any know-how not provided in the Licensed Patents or any services other than those specified in this Agreement.
          B. MARSHFIELD CLINIC MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND ASSUMES NO RESPONSIBILITIES WHATSOEVER WITH RESPECT TO THE USE, SALE, OR OTHER DISPOSITION BY LICENSEE, ITS SUBLICENSEE(S), OR THEIR VENDEES OR OTHER TRANSFEREES, OF PRODUCTS INCORPORATING OR MADE BY USE OF INVENTIONS LICENSED UNDER THIS AGREEMENT.
          C. Licensee represents and warrants that Products produced under the license granted herein shall be manufactured substantially in the United States as required by 35 U.S.C § 204 and applicable regulations of Chapter 37 of the Code of Federal Regulations.
     Section 6. Recordkeeping.
          A. Licensee and its sublicensee(s) shall keep books and records sufficient to verify the accuracy and completeness of Licensee’s and its sublicensee(s)’s accounting referred to above, including, without limitation, inventory, purchase and invoice records relating to the Products or their manufacture. In addition, Licensee shall maintain documentation evidencing that Licensee is in fact pursuing the development of Products as required herein. Such documentation may include, but is not limited to, invoices for studies advancing the development of Products, laboratory notebooks, internal job cost records, and filings made to the Internal Revenue Department to obtain tax credit, if available, for research and development of Products. Such books and records shall be preserved for a period not less than six (6) years after they are created during and after the term of this Agreement.
          B. Licensee and its sublicensee(s) shall take all steps necessary so that MARSHFIELD CLINIC may within thirty (30) days of its request review and copy all the books and records at a single U.S. location to allow MARSHFIELD CLINIC to verify the accuracy of Licensee’s royalty reports and Development Reports and the royalty reports of its sublicensee(s). Such review may be performed by any employee of MARSHFIELD CLINIC as well as by any attorney or registered CPA designated by MARSHFIELD CLINIC, upon reasonable notice and during regular business hours.
          C. If a royalty payment deficiency is determined, Licensee and its sublicensee(s), as applicable, shall pay the royalty deficiency outstanding within thirty (30) days of receiving written notice thereof, plus interest on outstanding amounts as described in Section 4E(i).
          D. If a royalty payment deficiency for a calendar year exceeds the lesser of *(*%) of the royalties paid for that year or $*, then Licensee or its sublicensee(s) shall be responsible for paying Marshfield Clinic’s out-of-pocket expenses incurred with respect to such review.
     Section 7. Term and Termination.
          A. The term of this license shall begin on the effective date of this Agreement and continue until this Agreement is terminated as provided herein or until the earlier of the date that no Licensed Patent remains an enforceable patent or the payment of earned royalties under Sections 2B and 4B, once begun, ceases for more than eight (8) calendar quarters.
          B. Licensee may terminate this Agreement at any time by giving at least ninety (90) days written and unambiguous notice of such termination to MARSHFIELD CLINIC. Such a notice shall be accompanied by a statement of the reasons for termination.
          C. MARSHFIELD CLINIC shall have the right to terminate this Agreement if Licensee fails to offer for sale to the retail market a diagnostic Product (APPENDIX A) by January 1, 2011 by giving Licensee at least ninety (90) days written notice.
          D. If Licensee at any time defaults in the timely payment of any monies due to MARSHFIELD CLINIC or the timely submission to MARSHFIELD CLINIC of any Development Report, fails to actively pursue the development plan, or commits any breach of any other covenant herein contained, and Licensee fails to remedy any such breach or default within ninety (90) days after written notice thereof by MARSHFIELD CLINIC, or if Licensee commits any act of bankruptcy, becomes insolvent, is unable to pay its debts as they become due, files a petition under any bankruptcy or insolvency act, or has any such petition filed against it which is not dismissed within sixty (60) days, or if Licensee or its sublicensee(s)

offer any component of the Licensed Patents to their creditors, MARSHFIELD CLINIC may, at its option, terminate this Agreement by giving notice of termination to Licensee.
          E. Upon the termination of this Agreement, Licensee and its sublicensee(s) shall remain obligated to provide an accounting for and to pay royalties earned up to the date of the termination, and any minimum royalties shall be prorated as of the date of termination by the number of days elapsed in the applicable calendar year.
          F. Waiver by either party of a single breach or default, or a succession of breaches or defaults, shall not deprive such party of any right to terminate this Agreement in the event of any subsequent breach or default.
     Section 8. Assignability.
     This Agreement may not be transferred or assigned by Licensee without the prior written consent of MARSHFIELD CLINIC, except upon the sale of substantially all of the Licensee’s assets, in which case no consent for such assignment is required.
     Section 9. Contest of Validity.
     In the event Licensee or its sublicensee(s) contest the validity or enforceability of any Licensed Patent, Licensee and its sublicensee(s) shall continue to pay royalties with, respect to that patent as if such contest were not underway until the patent is adjudicated invalid or unenforceable by a court of last resort.
     Section 10. Enforcement.
     MARSHFIELD CLINIC intends to protect the Licensed Patents against infringers or otherwise act to eliminate infringement when, in Marshfield Clinic’s sole judgment, such action may be necessary, proper, justified and makes reasonable business sense considering all factors. In the event that Licensee or its sublicensee(s) believe there is infringement of any Licensed Patent under this Agreement which is to its substantial detriment, Licensee shall provide MARSHFIELD CLINIC with notification and reasonable evidence of such infringement.
      Section 11. Patent Marking.
     Licensee and its sublicensee(s) shall mark all Products or Product packaging with the appropriate patent number reference in compliance with the requirements of U.S. law, 35 U.S.C. § 287.
     Section 12. Product Liability; Conduct of Business.
               A. Licensee shall, at all times during the term of this Agreement and thereafter, indemnify, defend and hold MARSHFIELD CLINIC and the inventors of the Licensed Patents harmless against all claims and expenses, including legal expenses and reasonable attorneys fees, arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from the production, manufacture, sale, use, lease, consumption or advertisement of Products arising from any right or obligation of Licensee or its sublicensee(s) hereunder. MARSHFIELD CLINIC at all times reserves the right to select and retain counsel of its own to defend Marshfield Clinic’s interests.
               B. Licensee warrants that it now maintains and will continue to maintain liability insurance coverage appropriate to the risk involved in marketing the products subject to this Agreement and that such insurance coverage lists MARSHFIELD CLINIC and the inventors of the Licensed Patents as additional insureds. Within ninety (90) days after the execution of this Agreement and thereafter annually between January 1 and January 31 of each year, Licensee will present evidence to MARSHFIELD CLINIC that the coverage is being maintained with MARSHFIELD CLINIC and its inventors listed as additional insureds. In addition, Licensee shall provide MARSHFIELD CLINIC with at least thirty (30) days prior written notice of any change in or cancellation of the insurance coverage.
     Section 13. Use of Names.
     Neither Licensee nor its sublicensee(s) shall use Marshfield Clinic’s name, the name of any inventor of inventions governed by this Agreement, in sales promotion, advertising, or any other form of publicity without the prior written approval of the entity or person whose name is being used; except that one or more press releases evidencing the existence of this Agreement may be undertaken by the parties, said releases to be jointly-approved between them prior to release.
     Section 14. United States Government Interests.
     It is understood that if the United States Government (through any of its agencies or otherwise) has funded research, during the course of or under which any of the inventions of the Licensed Patents were conceived or made, the United States Government is entitled, as a right, under the provisions of 35 U.S.C. §§ 200-212 and applicable regulations of Chapter 37 of the Code of Federal Regulations, to a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced the invention of such Licensed Patents for governmental purposes. Any license granted under this Agreement to Licensee or any of its sublicensee shall be subject to such right.
     Section 15. Miscellaneous.
     This Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Wisconsin. If any provisions of this Agreement are or shall come into conflict with the laws or regulations of any jurisdiction or any governmental entity having jurisdiction over the parties or this Agreement, those provisions shall be deemed automatically deleted, if such deletion is allowed by relevant law, and the remaining terms and conditions of this Agreement shall remain in full force and effect. If such a deletion is not so allowed or if such a deletion leaves terms thereby made clearly illogical or inappropriate in effect, the parties agree to substitute new terms as similar in effect to the present terms of this Agreement as may be allowed under the applicable laws and regulations. The parties hereto are independent contractors and not joint venturers or partners.
     Section 16. Notices.

     Any notice required to be given pursuant to the provisions of this Agreement shall be in writing and shall be deemed to have been given at the earlier of the time when actually received as a consequence of any effective method of delivery, including but not limited to hand delivery, transmission by telecopier, or delivery by a professional courier service or the time when sent by certified or registered mail addressed to the party for whom intended at the address below or at such changed address as the party shall have specified by written notice, provided that any notice of change of address shall be effective only upon actual receipt.
(a)	WiSys Technology Foundation Attn: Contracts Manager 614 Walnut Street Madison, Wisconsin 53726

(b)	Licensee Osmetech Molecular Diagnostics Inc Attn: Legal Department 757 S. Raymond Ave Pasadena, CA 91105
     Section 17. Integration.
     This Agreement constitutes the full understanding between the parties with reference to the subject matter hereof, and no statements or agreements by or between the parties, whether orally or in writing, except as provided for elsewhere in this Section 17, made prior to or at the signing hereof, shall vary or modify the written terms of this Agreement. Neither party shall claim any amendment, modification, or release from any provisions of this Agreement by mutual agreement, acknowledgment, or otherwise, unless such mutual agreement is in writing, signed by the other party, and specifically states that it is an amendment to this Agreement.
     Section 18. Confidentiality.
     The parties hereto agree to keep any information identified as confidential by the disclosing party confidential using methods at least as stringent as each party uses to protect its own confidential information. “Confidential Information” shall include Licensee’s development plan and development reports, the Licensed Patents and all information concerning them and any other information marked confidential or accompanied by correspondence indicating such information is exchanged in confidence between the parties. Except as may be authorized in advance in writing by MARSHFIELD CLINIC, Licensee shall only grant access to Marshfield Clinic’s Confidential Information to its sublicensee(s) and those employees of Licensee and its sublicensee(s) involved in research relating to the Licensed Patents. Licensee shall require its sublicensee(s) and all such employees to be bound by terms of confidentiality no less restrictive than those set forth in this Section 18. Licensee and its sublicensee(s) shall not use any Confidential Information to Marshfield Clinic’s detriment, including, but not limited to, claiming priority to the Licensed Patents in any patent prosecution. The confidentiality and use obligations set forth above apply to all or any part of the Confidential Information disclosed hereunder except to the extent that:
               (i) MARSHFIELD CLINIC, Licensee or its sublicensee(s) can show by written record that it possessed the information prior to its receipt from the other party;

               (ii) the information was already available to the public or became so through no fault of MARSHFIELD CLINIC, Licensee or its sublicensee(s);
               (iii) the information is subsequently disclosed to MARSHFIELD CLINIC, Licensee or its sublicensee(s) by a third party that has the right to disclose it free of any obligations of confidentiality; or
               (iv) five (5) years have elapsed from the expiration of this Agreement.
     Section 19. Authority.
     The persons signing on behalf of MARSHFIELD CLINIC and Licensee hereby warrant and represent that they have authority to execute this Agreement on behalf of the party for whom they have signed.
     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the dates indicated below.

MARSHFIELD CLINIC
By:	/s/ Robert Carlson	Date: Oct. 29, 2007
Name and Office: Director Applied Sciences

OSMETECH MOLECULAR DIAGNOSTICS
By:	/s/ James White	Date: Oct. 23, 2007
Name and Office: James White CEO

Reviewed by Marshfield Clinic’s Attorney:
/s/		Oct. 22, 2007
(Marshfield Clinic’s attorney shall not be deemed a signatory to this Agreement.)
Marshfield Clinic Ref: Caldwell — M07015US

APPENDIX A
     A. “Licensed Patents” shall refer to and mean those patents and patent applications listed on Appendix B attached hereto in countries in the Licensed Territory and any subsequent patent application owned by MARSHFIELD CLINIC in a country in the Licensed Territory but only to the extent it claims priority to an invention claimed in a patent application listed on Appendix B. This includes but is not limited to continuation applications, continuation-in-part applications to the extent they relate back to a parent Licensed Patent, divisional applications, reissue applications, utility model applications or registrations,
     B. “Products” shall refer to and mean any and all products that employ or are in any way produced by the practice of an invention claimed in the Licensed Patents or that would otherwise constitute infringement of any claims of the Licensed Patents.
     C. “Selling Price” shall mean, in the case of Products that are sold or leased, the invoice price to the end user of Products (regardless of uncollectible accounts) less any shipping costs, allowances because of returned Products, or sales taxes. The “Selling Price” for a Product that is transferred to a third party for promotional purposes without charge or at a discount shall be the average invoice price to the end user of that type of Product during the applicable calendar quarter.
     D. “Development Report” shall mean a written account of Licensee’s progress under the development plan having at least the information specified on Appendix D to this Agreement, and shall be sent to the address specified on Appendix D.
     E. “Licensed Field” shall be limited to the field of human diagnostic and research applications, expressly excluding any pharmaceutical drug development and therapeutic uses.
     F. “Licensed Territory” shall be Worldwide.
     G. “Non-Commercial Research Purposes” shall mean the use of the inventions of the Licensed Patents and/or Improvements for academic research purposes or other not-for-profit or scholarly purposes not involving the use of the inventions of the Licensed Patents or Improvements to perform services for a fee or for the production or manufacture of products for sale to third parties.

APPENDIX B
LICENSED PATENTS

REFERENCE		PATENT	ISSUE	APPLICATION
NUMBER	COUNTRY	NUMBER	DATE	SERIAL NUMBER

Technology Title (Inventors...)
* “Test of rs2108622 in the gene CYP4F2 for predicting a patient’s starting does of warfarin and subsequent dose adjustments”
This invention provides a method for improving warfarin dosing and dose adjustment models by adding data from a genetic test about single nucleotide polymorphism rs2108622 in the gene CYP4F2 (Cytochrome P450 4F2.

*	UNITED STATES
A provisional US application will be filed by October 22, 2007. Licensee has instructed WiSys to file in US, Europe and Japan. US, Europe and Japan applications are included in the “Licensed Patents”

APPENDIX C
MARSHFIELD CLINIC ROYALTY REPORT

Licensee:	Agreement No.
Inventor:	P#:
Period Covered: From / /	Through: / /
Prepared By:	Date:
Approved By:	Date:
If license covers several major product lines, please prepare a separate report for each line. Then combine all product liens into a summary report.
Report Type:	☐ Single Product Line Report:

☐ Multiproduct Summary Report. Page 1 of Pages

☐ Product Line Detail. Line: Tradename: Page:

Report Currency:	☐ U.S. Dollars ☐ Other

	Gross	* Less:	Net	Royalty	Period Royalty Amount
Country	Sales	Allowances	Sales	Rate	This Year	Last Year
U.S.A.
Canada
Europe:

Japan
Other:

TOTAL:
Total Royalty:                       Conversion Rate:                       Royalty in U.S. Dollars: $
The following royalty forecast is non-binding and for Marshfield Clinic’s internal planning purposes only:
Royalty Forecast Under This Agreement: Next Quarter:                       Q2:                       Q3:                       Q4:

*	On a separate page, please indicate the reasons for returns or other adjustments if significant.
     Also note any unusual occurrences that affected royalty amounts during this period.
To assist Marshfield Clinic’s forecasting, please comment on any significant expected trends in sales volume.

APPENDIX D
DEVELOPMENT REPORT
A.	Date development plan initiated and time period covered by this report.

B.	Development Report (4-8 paragraphs).
1.	Activities completed since last report including the object and parameters of the development, when initiated, when completed and the results.

2.	Activities currently under investigation, i.e., ongoing activities including object and parameters of such activities, when initiated, and projected date of completion.
C.	Future Development Activities (4-8 paragraphs).
1.	Activities to be undertaken before next report including, but not limited to, the type and object of any studies conducted and their projected starting and completion dates.

2.	Estimated total development time remaining before a product will be commercialized.
D	Changes to initial development plan (2-4 paragraphs).
1.	Reasons for change.

2.	Variables that may cause additional changes.
E.	Items to be provided if applicable:
1.	Information relating to Product that has become publicly available, e.g., published articles, competing products, patents, etc.

2.	Development work being performed by third parties other than Licensee to include name of third party, reasons for use of third party, planned future uses of third parties including reasons why and type of work.

3.	Update of competitive information trends in industry, government compliance (if applicable) and market plan.
PLEASE SEND DEVELOPMENT REPORTS TO:
WiSys Technology Foundation
Attn.: Contract Coordinator
614 Walnut Street
P.O. Box 7365
Madison, WI 53707-7365

APPENDIX E
DEVELOPMENT PLAN

4F2 Development Plan Activities	Timing	Status

*
*	*	*
*	*	*
*	*	*
*	*	*
*	*	*
*	*	*
*	*	*
*
*	*	*
*	*
*
*	*
*	*
*
*	*
*	*
*
*	*
*	*
*	*
*
*	*
*	*

*

*	*

**	*